Exhibit 99.1

HALLMARK CHANNEL AND MARTHA STEWART LIVING OMNIMEDIA

FORM STRATEGIC ALLIANCE TO CREATE LIFESTYLE PROGRAMMING

Original Episodes of “The Martha Stewart Show” Move Exclusively to Hallmark Channel

As Anchor of Network’s Daytime Lineup Beginning September 2010

Agreement Brings Together Two Leading Lifestyle Brands

STUDIO CITY, Calif and NEW YORK – Hallmark Channel today announced a multi-year strategic partnership with Martha Stewart Living Omnimedia, Inc. (MSLO) (NYSE: MSO) to exclusively televise original episodes of the Emmy™ Award-winning, popular daytime home and lifestyle series “The Martha Stewart Show” on Hallmark Channel beginning September 2010. Hallmark Channel is a cable television network owned and operated by a subsidiary of Crown Media Holdings, Inc. (NASDAQ: CRWN).

Announcement of the partnership was made today by Bill Abbott, President and CEO, Hallmark Channels, and Charles A. Koppelman, Executive Chairman of MSLO.

As part of the agreement, MSLO will also develop a range of new and original series and prime time specials that will complement Hallmark Channel’s current schedule of popular original movies, movies from the acclaimed “Hallmark Hall of Fame” library collection, specials and classic television series. In 2010 the network will produce 24 original movies.

Beginning in the fall, Mondays through Fridays, “The Martha Stewart Show,” will be presented 10-11 a.m. (ET/PT), kicking off a two-and-half-hour block of original Martha Stewart programming.  The flagship how-to series will continue to be filmed in New York City with a live studio audience, informing and inspiring viewers on subjects from cooking and entertaining to crafting and gardening. Encore performances of the daily show will also be presented on the network.

Following “The Martha Stewart Show,” from 11 a.m. – 12:30 p.m. (ET/PT) each weekday, Hallmark Channel will present exclusive original programming currently in development at MSLO that will feature a portfolio of creative content for which the Martha Stewart brand is known and which will showcase experts and personalities from within MSLO. Additionally, MSLO will develop numerous holiday and interview specials for prime time on the network.

“This is a match made in TV heaven. We couldn’t be more excited about welcoming Martha Stewart to the Hallmark Channel family.  She is the undisputed leader in cooking, home décor, design and gardening, and ‘The Martha Stewart Show’ is the kind of high-quality, programming that celebrates life, exemplifying Hallmark Channel and the Hallmark brand,” said Mr. Abbott. “We believe the creative programming, branding and advertising opportunities this partnership presents are limitless. As these properties join our already strong lineup which includes a full slate of original movies, our viewers, distributors and advertisers will continue to see in Hallmark Channel a destination like no other.”

Mr. Koppelman stated: “We're very excited about this partnership, which brings together two powerful and trusted brands in the lifestyle arena. The new relationship builds our broadcast strategy, greatly extends our media platform and reach, and we anticipate will have a positive impact on our business. This also will benefit our merchandising and advertising partners, while offering viewers multiple opportunities to watch and learn from Martha and MSLO experts on a single channel at consistent time periods around the country.” Mr. Koppelman added: “As we make this move to Hallmark Channel, we also want to thank NBC Universal Domestic Television and their affiliates for their support over the past five years. We’re proud of all that we have accomplished together.”

MSLO Founder Martha Stewart added: “It has long been a dream of mine to bring our unique evergreen content to television in an expansive way. I’m delighted that we have found the perfect home for the kind of programming that consumers look to us for, a home that is devoted to excellence, family life and celebrations – what we call Living. Our core values and content areas--entertaining, weddings, crafting, cooking, gardening, holidays, pets and humor--are a perfect fit with Hallmark Channel. I’m thrilled with the opportunity to further develop MSLO’s deep pool of talent and provide audiences with exciting new programming that educates, informs, entertains and inspires.”

“The Martha Stewart Show” is in its fifth season and is currently distributed by NBC Universal Domestic Television Distribution.

In addition to “The Martha Stewart Show,” MSLO offers a growing roster of television series and specials presented elsewhere including the popular “Everyday Food” and the critically-acclaimed “Whatever, Martha!” Upcoming programming includes the weekly series “The Emeril Lagasse Show,” featuring celebrity chef Emeril Lagasse. Other current programming includes “Essence of Emeril,” “Emeril Live” and “Emeril Green.”

About Hallmark Channel:  Hallmark Channel, owned and operated by Crown Media Holdings, Inc., is a 24-hour basic cable network that provides a diverse slate of high-quality entertainment programming available in high definition (HD) and standard definition (SD) to a national audience of nearly 90 million subscribers.  The top tier program service is distributed through more than 5,450 cable systems and communities as well as direct-to-home satellite services across the country.  Hallmark Channel consistently ranks among the highest-rated cable networks and is the nation’s leading network in providing quality family programming.  Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, which focuses on the greatest family movies of all time. For more information, please visit www.hallmarkchannelpress.com. Become a fan of Hallmark Channel on Facebook: facebook.com/hallmarkchannel.  Follow the network on Twitter: twitter.com/hallmarkchannel.

About Martha Stewart Living Omnimedia, Inc.: Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company's flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO's multimedia library, search and find capabilities, recipes, online workshops, community and personalization, as well as wedding-planning tools powered by WeddingWire and digital invitations with pingg.com. The Broadcasting segment produces such programming as the Emmy-winning daily, nationally syndicated television series, "The Martha Stewart Show," and Martha Stewart Living Radio on SIRIUS channel 112 and XM Radio 157. In addition to its media properties, MSLO offers high-quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy's, Martha Stewart Everyday at Kmart, the Martha Stewart Living line of home-improvement products at The Home Depot, Martha Stewart Crafts with EK Success at Michaels and independent retailers, Martha Stewart for 1-800-FLOWERS.COM, the forthcoming Martha Stewart Pets line at PetSmart and more. In 2008, Emeril Lagasse joined the Martha Stewart family of brands; MSLO acquired the assets related to Lagasse's media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.

CONTACT:

Hallmark Channel:                                           Mark J. Kern, 818.755.2626, mkern@HallmarkChannel.com

Nancy Carr, 818.755.2643, ncarr@HallmarkChannel.com

MSLO:	Elizabeth Estroff, 212-827-8281, eestroff@marthastewart.com or Sheila Feren of FerenComm, 212.983.9898, sheilaf@ferencomm.com;

Media and Analysts: Katherine Nash, 212-827-8722, knash@marthastewart.com